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                                                                      EXHIBIT 12

                           VARCO INTERNATIONAL, INC.
                      STATEMENT RE COMPUTATIONS OF RATIOS
                                   ($000'S)

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

Ratio of Earnings to Fixed Charges           1995        1994        1993
----------------------------------          -------     -------     -------
     Earnings:
        Pretax Income                       $21,908     $18,917     $10,811
        Plus:
           Interest Expense                   4,326       4,766       5,010
           Amortization of Debt
             Issuance Costs                     190         185         260
                                            -------------------------------
           Total                            $26,424     $23,868     $16,081
                                            ===============================

     Fixed Charges:
           Interest Expense                 $ 4,326     $ 4,766     $ 5,010
           Amortization of Debt
             Issuance Costs                     190         185         260
                                            -------------------------------
           Total                            $ 4,516     $ 4,951     $ 5,270
                                            ===============================

     Ratio of Earnings to Fixed Charges        5.85        4.82        3.05

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